EXHIBIT 11


                  CACI INTERNATIONAL INC AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON
                       AND COMMON EQUIVALENT SHARE



(Dollars in thousands)
                                      Three Months Ended September 30,
                                             1996         1995
                                      --------------------------------

Net income                                 $ 2,698      $ 2,224
                                            ======       ======

Average shares outstanding
  during the period                         10,298       10,086

Dilutive effect of stock
  options after application
  of treasury stock method                     593          607
                                            ------       ------

Average number of shares
  outstanding during the period             10,891       10,693
                                            ======       ======

Earnings per common and
  common equivalent share                  $   .25      $   .21